As filed with the Securities and Exchange Commission on October 18, 2023

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WEC ENERGY GROUP, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	39-1391525
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

231 West Michigan Street, P.O. Box 1331

Milwaukee, Wisconsin 53201

(414) 221-2345

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Anthony Reese

Vice President and Treasurer

231 West Michigan Street, P.O. Box 1331

Milwaukee, Wisconsin 53201

(414) 221-2345

(Name, address, including zip code, and telephone number, including area code, of agent for service)

The Commission is requested to mail signed copies of all orders, notices and communications to:

Eric A. Koontz

Troutman Pepper Hamilton Sanders LLP

600 Peachtree Street, N.E., Suite 3000

Atlanta, Georgia 30308

Approximate date of commencement of proposed sale to the public: From time to time, after this Registration Statement becomes effective as the registrant shall determine, in light of market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instructions I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PROSPECTUS

WEC Energy Group, Inc.

Stock Plus Investment Plan

WEC Energy Group, Inc. is pleased to offer you the opportunity to participate in the Stock Plus Investment Plan (“Stock Plus”), a convenient and low cost stock purchase and dividend reinvestment plan available to new investors for making initial investments in WEC Energy Group common stock and to current stockholders for increasing their holdings of WEC Energy Group common stock.

The plan offers:

•	a simple, cost-efficient method for purchasing WEC Energy Group common stock;

•	a convenient way to increase your ownership over time by reinvesting dividends;

•	the opportunity to buy additional shares through optional cash investments;

•	a way to make automatic monthly investments electronically;

•	safekeeping of stock certificates;

•	low cost sale of plan shares; and

•	easy account access.

Your investment will be used to purchase both whole and partial shares. You do not have to be a current WEC Energy Group stockholder to begin to participate.

This prospectus relates to 2,000,000 shares of WEC Energy Group common stock, par value $.01 per share, to be offered for purchase under the plan registered by our registration statement that became effective October 18, 2023. WEC Energy Group common stock is listed under the trading symbol “WEC” on the New York Stock Exchange.

Shares of WEC Energy Group common stock purchased under Stock Plus will be, at the option of WEC Energy Group, shares purchased on the open market or original issue or treasury shares. For shares purchased on the open market, your price per share will be the weighted average price paid by the plan administrator’s broker to acquire the shares. If purchased directly from WEC Energy Group, your price per share will be the average of the high and low sales prices for WEC Energy Group’s common stock as reported on the New York Stock Exchange consolidated reporting system for the investment date.

WEC Energy Group will receive proceeds from the purchase of common stock pursuant to Stock Plus only to the extent that such common stock is issued directly by WEC Energy Group and not from open market purchases. Proceeds received by WEC Energy Group, if any, will be used for general corporate purposes.

See “Risk Factors” on page 3 for certain risks to consider before participating in Stock Plus or before purchasing shares of WEC Energy Group common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The principal executive offices of WEC Energy Group, Inc. are located at 231 West Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201, and our telephone number is (414) 221-2345.

You should read this prospectus carefully and retain it for future reference.

The date of this prospectus is October 18, 2023.

The section of this prospectus titled “Information About Stock Plus” sets forth the terms and conditions of the plan, as amended, presented in question-and-answer format. Please read this prospectus, including Appendix A, carefully and keep it and any account statements for future reference. If you have any questions about Stock Plus, please call the plan administrator, Computershare Trust Company, N.A., at (800) 558-9663. Service representatives are available from 7:00 a.m. to 7:00 p.m. Central time on business days. An automated voice-response system also provides information 24 hours a day, seven days a week.

The administrator will purchase shares of WEC Energy Group common stock for the plan either in the open market or directly from WEC Energy Group, as we determine from time to time. Your purchase price for shares purchased under the plan will be the average price paid by the administrator for all shares purchased for all investors with respect to the relevant investment date.

This prospectus is not an offer to sell securities, nor is it an offer to buy securities, in any state or country where the offer or sale is not permitted.

We have not authorized any person to give you any information that is different from, or in addition to, that contained or incorporated by reference in this prospectus. If given any such information, you should not rely on it.

To the extent required by applicable law in any jurisdiction, shares offered through Stock Plus are offered only through a registered broker-dealer in that jurisdiction.

You should not assume that the information in this prospectus is accurate as of any time subsequent to the date of this prospectus.

STOCK PLUS INVESTMENT PLAN

PROSPECTUS SUMMARY

Because this is a summary, it does not contain all the information that may be important to you. You should read the entire prospectus for more details before you decide to participate in Stock Plus or invest in shares of WEC Energy Group common stock.

Enrollment: You may enroll in the plan online at www.computershare.com/investor or by using an enrollment form that can be obtained by calling the plan administrator at (800) 558-9663. You will become a participant after a properly completed enrollment form has been received and accepted by the administrator or after you enroll online.

Dividends: You have the option of receiving or reinvesting all of the dividends on the shares in your plan account or registered in your name. You also have the option of reinvesting a portion of the dividends on the shares in your plan account or registered in your name (between 10% and 100%). Any uninvested dividends will be sent to you by check.

Optional Cash Investments: You can invest additional funds in the plan by sending a check to the plan administrator or electing to have funds automatically withdrawn from your qualified bank account every month. The minimum investment amount per single investment and the maximum investment amount per calendar year are set forth in Appendix A. If an account deposit for an optional cash investment is returned unpaid or your bank account from which funds are automatically withdrawn does not have sufficient funds for the authorized monthly deduction, the investment will be considered “void” and any shares credited to your account in anticipation of receiving the payment will be sold to cover in full the transaction cost and service charge. Additional shares may be sold from your account as may be necessary to recover in full any uncollected balance.

Fees: If you participate in Stock Plus, you will bear the cost of your use of certain features of the plan as set forth in Appendix A, including processing fees and service charges for purchasing and selling plan shares.

Book-Entry Shares: Your shares will be held for your benefit by the plan administrator in “book-entry” form. You may request that a stock certificate for some or all of your whole shares be issued to you without withdrawing from the plan, or upon withdrawal from the plan. You may send any WEC Energy Group stock certificates you currently hold to the plan administrator for safekeeping and credit to your plan account.

Loan Collateral: Shares held in your plan account cannot be used as collateral for a loan. If you wish to use the shares as collateral, you must request the plan administrator to issue you a stock certificate for the shares in your name.

Sale of Plan Shares: You may request the plan administrator to sell all or a portion of the shares in your account. The plan administrator will arrange to sell your shares on the open market through a registered securities broker-dealer after receiving your request and remit the proceeds to you shortly thereafter, less a processing fee, expenses of sale (including any service charge) and any applicable transfer tax.

Gifts or Transfer of Shares: You may transfer some or all of your plan shares to new or existing shareholders.

Changing or Terminating Plan Participation: You may withdraw or sell a portion of your shares in the plan (without terminating participation) or terminate participation by using the stub on your account statement, writing a letter, calling the plan administrator, or visiting the plan administrator’s web site.

Account Statement: You will receive an account activity statement after each investment or other transaction. In addition, you will receive the same communications sent to all other stockholders, such as annual reports and proxy statements. You will also receive any Internal Revenue Service forms that may be required for income tax purposes.

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Administrator: The plan administrator is Computershare Trust Company, N.A. Certain administrative support services to the plan administration will be performed by its affiliate, Computershare, Inc. The plan administrator can be contacted as follows:

•	Internet:	www.computershare.com/investor

•	Mail:	WEC Energy Group, Inc.
c/o Computershare
P.O. Box 43006
Providence, RI 02940-3006

•	Telephone:	(800) 558-9663

Plan Termination: WEC Energy Group may amend, modify, suspend or terminate the plan at any time, including the period between a record date and a dividend payment date. As appropriate, participants will receive notice of any material amendment or modification, or of any suspension or termination.

Use of Proceeds: WEC Energy Group does not receive any proceeds from shares acquired by the plan administrator in the open market. To the extent that shares for the plan are purchased directly from WEC Energy Group, we expect to use the net proceeds from these purchases for general corporate purposes.

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RISK FACTORS

Investing in the securities of WEC Energy Group involves risk. Please see the risk factors under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2022 and Item 1A of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus. The risks and uncertainties described are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, financial results, and the value of our securities. We may update the risks we are facing in future filings we make under the Securities and Exchange Act of 1934, as amended (“Exchange Act”), which future reports are incorporated by reference into this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We have included or may include statements in this prospectus (including documents incorporated by reference) that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Exchange Act. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, goals, strategies, assumptions or future events or performance may be forward-looking statements. Also, forward-looking statements may be identified by reference to a future period or periods or by the use of forward-looking terminology such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goals,” “guidance,” “intends,” “may,” “objectives,” “plans,” “possible,” “potential,” “projects,” “seeks,” “should,” “targets,” “will” or similar terms or variations of these terms.

We caution you that any forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties, and other factors which may cause our actual results, performance, or achievements to differ materially from the future results, performance or achievements we have anticipated in the forward-looking statements.

In addition to the assumptions and other factors referred to specifically in connection with those statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statements include, but are not limited to: general economic conditions, including business and competitive conditions in our service territories; timing, resolution and impact of rate cases and other regulatory decisions; our ability to continue to successfully integrate the operations of our subsidiaries; availability of our generating facilities and/or distribution systems; unanticipated changes in fuel and purchased power costs; key personnel changes; varying, adverse or unusually severe weather conditions; continued industry restructuring and consolidation; continued advances in, and adoption of, new technologies that produce power or reduce power consumption; energy and environmental conservation efforts; electrification initiatives, mandates and other efforts to reduce the use of natural gas; our ability to successfully acquire and/or dispose of assets and projects and to execute on our capital plan; terrorist, physical or cyber-security threats or attacks and data security breaches; construction risks; equity and bond market fluctuations; changes in our and our subsidiaries’ ability to access the capital markets; changes in tax legislation or our ability to use certain tax benefits and carryforwards; federal, state, and local legislative and regulatory changes, including changes in rate-setting policies or procedures and to environmental standards the enforcement of these laws and regulations or permit conditions and changes in the interpretation of regulations by regulatory agencies; supply chain disruptions; inflation; political or geopolitical developments, including impacts on the global economy, supply chain and fuel prices, generally, from the ongoing conflict between Russia and Ukraine; the impact from any health crises, including epidemics and pandemics; current and future litigation and regulatory investigations, proceedings or inquiries; changes in accounting standards; the financial performance of American Transmission Company as well as projects in which our energy infrastructure business invests; our ability to obtain additional generating capacity at competitive prices; goodwill and its possible impairment; and other factors described under the heading "Factors Affecting Results, Liquidity and Capital Resources" in Management's Discussion and Analysis of Financial Condition and Results of Operations and under the headings “Cautionary Statement Regarding Forward-Looking Information” and "Risk Factors" contained in WEC Energy Group’s Form 10-K for the year ended December 31, 2022, and in subsequent reports filed with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which that statement is made, and, except as may be required by law, we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances, including unanticipated events, after the date on which that statement is made.

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THE COMPANY

WEC Energy Group, Inc. was incorporated in the State of Wisconsin in 1981 and became a diversified holding company in 1986. On June 29, 2015, we acquired 100% of the outstanding common shares of Integrys Energy Group, Inc. and changed our name to WEC Energy Group, Inc.

Our wholly owned subsidiaries are primarily engaged in the business of providing regulated electricity service in Wisconsin and Michigan and regulated natural gas service in Wisconsin, Illinois, Michigan and Minnesota. We also have an approximately 60% equity interest in American Transmission Company LLC (“ATC”), a regulated electric transmission company. Through our subsidiaries, we also own majority interests in a number of generating facilities as part of our non-utility energy infrastructure business. At June 30, 2023, we conducted our operations in the six reportable segments discussed below.

Wisconsin Segment: The Wisconsin segment includes the electric and natural gas operations of Wisconsin Electric Power Company (“WE”), Wisconsin Gas LLC, Wisconsin Public Service Corporation, and Upper Michigan Energy Resources Corporation. At June 30, 2023, these companies served approximately 1.7 million electric customers and 1.5 million natural gas customers.

Illinois Segment: The Illinois segment includes the natural gas operations of The Peoples Gas Light and Coke Company (“PGL”) and North Shore Gas Company, which provide natural gas service to customers located in Chicago and the northern suburbs of Chicago, respectively. At June 30, 2023, these companies served approximately 1.0 million natural gas customers. PGL also owns and operates a 38.8 billion cubic feet natural gas storage field in central Illinois.

Other States Segment: The other states segment includes the natural gas operations of Minnesota Energy Resources Corporation, which serves customers in various cities and communities throughout Minnesota, and Michigan Gas Utilities Corporation, which serves customers in southern and western Michigan. These companies served approximately 0.4 million natural gas customers at June 30, 2023.

Electric Transmission Segment: The electric transmission segment includes our approximately 60% ownership interest in ATC, which owns, maintains, monitors, and operates electric transmission systems primarily in Wisconsin, Michigan, Illinois, and Minnesota, and our approximately 75% ownership interest in ATC Holdco, LLC, a separate entity formed to invest in transmission-related projects outside of ATC’s traditional footprint.

Non-Utility Energy Infrastructure Segment: The non-utility energy infrastructure segment includes the operations of W.E. Power, LLC, which owns and leases electric power generating facilities to WE; Bluewater Natural Gas Holding, LLC, which owns underground natural gas storage facilities in southeastern Michigan; and WEC Infrastructure LLC (“WECI”). WECI has acquired or agreed to acquire majority interests in eight wind parks and two solar projects, capable of providing approximately 2,000 megawatts of renewable energy. Together, these projects represent approximately $2.9 billion of committed investments and have long-term agreements with third parties. WECI’s investment in all of these projects either qualifies, or is expected to qualify, for production tax credits.Corporate and Other Segment: The corporate and other segment includes the operations of the WEC Energy Group holding company, the Integrys Holding, Inc. holding company, the Peoples Energy, LLC holding company, Wispark LLC, and WEC Business Services LLC. This segment also includes Wisvest LLC, Wisconsin Energy Capital Corporation, and WPS Power Development LLC, which no longer have significant operations.

WEC Business Services LLC is a wholly owned centralized service company that provides administrative and general support services to our regulated utilities, as well as certain services to our nonregulated entities. Wispark LLC develops and invests in real estate and had $6.7 million in real estate holdings at June 30, 2023.

For a further description of our business and our corporate strategy, see our Annual Report on Form 10-K for the year ended December 31, 2022, as well as the other documents incorporated by reference.

Our principal executive offices are located at 231 West Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201. Our telephone number is (414) 221-2345. Stockholders may call the plan administrator at (800) 558-9663 to speak with a service representative about their account.

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INFORMATION ABOUT STOCK PLUS

The following questions and answers explain and constitute the Stock Plus plan.

1. What is the Stock Plus Investment Plan?

The plan is a convenient and cost-effective stock purchase plan available to new investors for making an initial investment in WEC Energy Group common stock and to existing investors for increasing their holdings of WEC Energy Group common stock by reinvesting dividends or making optional cash investments from time to time.

2. Who is eligible to participate in Stock Plus?

Any person or entity, whether or not a current registered stockholder of WEC Energy Group, is eligible to participate in the plan. Holders of WE preferred stock may also participate in the plan, including having their cash dividends on WE preferred stock reinvested in shares of WEC Energy Group common stock. Persons or entities that reside outside the U.S. may participate if their participation does not violate local laws or regulations applicable to WEC Energy Group or the participant or that would affect the terms of the plan. We reserve the right to terminate the participation of any participant if we deem it advisable. All investments must be submitted in U.S. funds and drawn on a U.S. bank.

3. How do I enroll in the plan?

You may join the plan by enrolling online via the Investor Center at www.computershare.com/investor. Alternatively, an enrollment form must be completed and returned to the plan administrator. You will become a participant after a properly completed enrollment form has been received and accepted by the administrator or after you enroll online. If you do not currently hold WEC Energy Group common stock, include your initial investment (in U.S. dollars) in the form of a check. An enrollment form may be obtained by calling the plan administrator at (800) 558-9663.

If your shares of WEC Energy Group common stock are registered in the name of a bank, broker or other nominee, you may enroll in the plan under the same terms as a new investor, or arrange for the registered holder to register at least one share directly in your name in order to reinvest dividends or make optional cash investments.

4. What are my investment options?

Your participation options are as follows. You may make optional cash investments from time to time under any of the investment options.

Full Dividend Reinvestment. If you select this option, all dividends on shares registered in your name or held in your plan account will be applied toward the purchase of more shares of WEC Energy Group common stock.

Partial Dividend Reinvestment. Under this option, you may elect to reinvest between 10% and 100% of the dividends on shares registered in your name or held in your plan account. You may not specify a dollar amount to be invested. Any uninvested dividends will be sent to you in the form of a check.

Optional Cash Investments Only. By electing this option, dividends will be paid to you in cash, but you may make optional cash investments from time to time, up to the maximum specified in Appendix A, to purchase additional shares of WEC Energy Group common stock.

Automatic Investment Option. This election may be used in combination with any of the investment options described above. Under this option, you may deduct payments from your checking or savings account automatically once each month by electronic means for investment in the plan as optional cash investments. You must allow 30 days to initiate this feature or to make any changes in the amount to be invested or bank account from which the funds are withdrawn.

If no option is specified on the enrollment form, you will be automatically enrolled in the Full Dividend Reinvestment option. You can change your investment election online at www.computershare.com/investor or by either submitting a new enrollment form or calling the plan administrator at (800) 558-9663.

See Appendix A for investment minimums and maximums as well as applicable service charges and processing fees. See Question 5 for further information about optional cash investments.

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5. How do I make optional cash investments? How much can I invest?

You may make optional cash investments by the following means:

Investment by Check. You may make optional cash investments in WEC Energy Group common stock by sending to the plan administrator a check for the purchase of additional shares. The check must be made payable to “Computershare/WEC Energy Group” in U.S. dollars and drawn on a U.S. bank. If you are not in the United States, contact your bank to verify that they can provide you with a certified check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, we are unable to accept checks clearing through non-U.S. banks. The plan administrator will not accept third party checks, money orders, or traveler’s checks. All checks should be sent to the plan administrator at the address listed on the tear-off form attached to each statement you receive, or if making an investment when enrolling, should be sent with the enrollment form. See Appendix A for applicable fees.

Online Investment. At any time, you may make an optional cash investment through the plan administrator’s website, www.computershare.com/investor, by authorizing a one-time online bank debit from your checking or savings account at a qualified financial institution. You should refer to the online confirmation for the account debit date and investment date. See Appendix A for applicable fees.

Automatic Investment Option. As an alternative to making optional cash investments via check or one-time Online Investment, you may elect to have funds automatically withdrawn every month from your checking or savings account at a qualified financial institution. You may elect the automatic cash withdrawal option by simply logging into your account online or by completing the appropriate sections on the Direct Debit Authorization form, signing it and submitting it to the plan administrator. You may change the amount of money authorized for withdrawal or terminate an automatic monthly withdrawal of funds by notifying the plan administrator in writing or over the internet. To be effective, the new automatic investment option form must be received by the plan administrator not less than 30 days before the effective date of the withdrawal. It is your responsibility to immediately notify the administrator of any changes in bank account or other information as it relates to your automatic investment option authorization. You may call (800) 558-9663 and request a new Direct Debit Authorization form. See Appendix A for applicable fees.

Minimum and Maximum Amounts for Optional Cash Investments. See Appendix A for the minimum and maximum permitted amounts for voluntary cash investments.

Payments with Insufficient Funds. There is a service charge, as listed in Appendix A, imposed for any check or other deposit for an optional cash investment returned unpaid. If the deposit is returned, or the bank account designated under either the Automatic Investment Option or Online Investment does not have sufficient funds for the authorized monthly deduction, the investment will be considered “void” and any shares credited to your account in anticipation of receiving the payment will be sold to cover the transaction cost and the service charge. If the net proceeds of the sale of such shares are insufficient to recover in full the uncollected amounts, additional shares as may be necessary to recover in full the uncollected balance may be sold from your account.

6. What is the source of the WEC Energy Group stock offered under the plan?

The administrator will purchase shares of WEC Energy Group common stock for the plan in the open market or, if we so determine, the administrator will purchase original issue shares or treasury shares from WEC Energy Group. We will decide whether shares are to be purchased from WEC Energy Group or in the open market based on WEC Energy Group’s need for common equity and any other factors we consider to be relevant from time to time. Any determination we make to alter the manner in which shares will be purchased for the plan, and implementation of any such change, will comply with applicable SEC regulations and interpretations then in effect.

All dividend funds to be reinvested and optional cash payments from all participants in the plan are commingled to purchase shares.

Open market purchases will be made on the New York Stock Exchange or any other securities exchange where WEC Energy Group common stock may be traded, in the over-the-counter market, or by negotiated transactions. The plan administrator makes all decisions as to price, delivery and any other matters related to purchases in the open market.

Original issue shares or treasury shares will be purchased directly from WEC Energy Group.

You should be aware that the share price may fluctuate between the time your purchase instruction is received by the plan administrator and the time the purchase is made.

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7. When are shares purchased under the plan?

Optional Cash Investments. Purchases for optional cash investments are made twice each month, beginning on the first and the fifteenth day of each month, or the next business day if the first or the fifteenth falls on a weekend or holiday. Depending on the number of shares being purchased and current trading volume in the shares, purchases may be executed in multiple transactions and may be made over more than one day. Your cash investment must reach the plan administrator at least three business days before an investment date. If your investment is received too late to be invested on a particular investment date, it will be held until the next investment date, without interest.

The plan administrator will wait up to three business days after receipt of the check or electronic funds transfer to ensure it receives good funds and will then seek to purchase shares for optional cash investments promptly on the investment date.

Automatic Investment Option. If you participate in the automatic investment option, your investment will be deducted from your bank account on the 25th day of the month, or if such date is not a business day, on the next business day, and invested on the first business day of the following month.

Dividend Reinvestments. Dividends reinvested under the plan are invested on the dividend payment dates, generally March 1, June 1, September 1, and December 1, or the first business day following a payment date.

When purchasing shares on the open market, the plan administrator, at its discretion, may purchase the shares over a period of several days in order to minimize price fluctuations.

The plan administrator will make every effort to invest funds in common stock as soon as practicable on or after each investment date. In the event that any portion of any cash dividends or initial or optional cash investments paid to the plan administrator under the plan is not invested within 30 days after the dividend payment date or within 35 days after receipt of cash investments, that portion will be returned to the participants affected without interest.

Upon notification by WEC Energy Group of a pending dividend payment date, the plan administrator may, at its discretion, purchase common stock beginning three business days in advance of the dividend payment date.

8. Are there fees associated with participation?

Yes. The plan administrator will deduct a service charge and/or processing fee for each transaction made for you, whether the transaction is a reinvestment of dividends, a purchase of shares, or a sale of shares. Please see Appendix A for all service charges and processing fees.

9. How is my purchase price determined?

All funds to be invested on each investment date will be aggregated, each investor will be charged the same purchase price for each purchase type, and shares purchased under the plan are currently purchased in the open market, but could be original issue shares or treasury shares purchased directly from WEC Energy Group.

Share purchases in the open market may be made on any stock exchange where WEC Energy Group common stock is traded, in the over-the-counter market, or by negotiated transactions on such terms as the plan administrator may reasonably determine. Neither WEC Energy Group nor any participant will have any authority or power to direct the date, time or price at which shares may be purchased by the plan administrator. If shares are purchased on the open market, the plan administrator may combine participant purchase requests with other purchase requests received from other participants and will generally batch purchase types (reinvested dividends and optional cash investments) for separate execution by the plan administrator’s broker. The plan administrator may also direct its broker to execute each purchase type in several batches throughout a trading day. Depending on the number of shares being purchased and current trading volume in the shares, the plan administrator’s broker may execute purchases for any batch or batches in multiple transactions and over more than one day. If different purchase types are batched, the price per share of the common shares purchased for each participant’s account, whether purchased with reinvested dividends, with initial cash investments, or with optional cash, shall be the weighted average price of the specific batch for such shares purchased by the plan administrator’s broker on that investment date.

If shares are purchased directly from WEC Energy Group, your price is the average of the high and low sales prices as reported on the New York Stock Exchange consolidated reporting system for the investment date.

10. How many shares of WEC Energy Group stock will be purchased for my account?

The number of whole shares and any fractional share credited to your plan account will be based on the amount you invest divided by the purchase price of the shares, less any applicable fees. This applies to shares purchased with either optional cash investments or reinvested dividends. Future dividends will be calculated on your total holdings of both whole and fractional shares of WEC Energy Group common stock.

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11. Will I receive any confirmation of the purchase?

You will receive an account statement which will show details of the investment, including investment date, investment amount, shares purchased, purchase price and ending account balance. The statement will also reflect the cost basis of any shares acquired after January 1, 2011, and should be retained for tax purposes. Please retain these statements to assist you in establishing the tax basis of your stock. The statement also includes a stub which you may use for future optional cash investments or to sell or withdraw shares. Statements are mailed within five business days after an investment.

12. Will I receive stock certificates? Can I deposit stock certificates I currently hold for safekeeping?

Book-Entry Shares; Certificates Upon Request. Your shares will be held for your benefit by the plan administrator in “book-entry” form. You may request that a stock certificate for some or all of your whole shares be issued to you without withdrawing from the plan, or upon withdrawal from the plan. A processing fee (and customer service fee, if assistance is required) as described in Appendix A will be charged for stock certificates. You may make such a request by:

•	using the tear-off form attached to the account statement;

•	calling the plan administrator at (800) 558-9663;

•	writing to the plan administrator at the address listed in Question 18; and

•	via the Internet at www.computershare.com/investor.

Certificates are normally issued to participants within five business days after receipt of the request. Holding your plan shares in the form of a stock certificate does not affect your dividend option. For example, if you elected to participate under the Full Dividend Reinvestment option, dividends on all shares will continue to be reinvested. No certificates will be issued for fractional shares of common stock. Instead, fractional shares will be sold and you will receive the net proceeds from the sale of your fractional share upon complete withdrawal from the plan.

Safekeeping of Stock Certificates. If you wish, you may send any WEC Energy Group stock certificates you currently hold to the plan administrator for safekeeping. This is also referred to as a custodial service. Your certificated shares of WEC Energy Group stock will be credited to your plan account and reflected in your account statement. Safekeeping is beneficial to you because you no longer bear the risk and cost associated with loss, theft or destruction of stock certificates.

If you elect this optional service, please use registered or insured mail to send your stock certificates to the plan administrator at the following address: Computershare, 150 Royall Street, Suite 101, Canton, MA 02021 . You must include written instructions indicating that these shares are to be placed in your plan account. Do not endorse the stock certificates. You bear the risk of loss in transit, and we urge you to use a delivery system with a tracking mechanism to protect your investment.

13. Can shares of WEC Energy Group stock held in my plan account be used as collateral for a loan?

You may not use shares of WEC Energy Group stock held in your plan account as collateral for a loan. If you wish to use the shares as collateral, you must request the plan administrator to issue you a stock certificate for the shares in your name. Stock certificates for a fractional share will not be issued under any circumstances.

14. How can I sell my shares held in the plan?

You may request the plan administrator to sell all or a portion of the shares in your Stock Plus account. You have four choices when making a sale, depending on how you submit your sale request, as follows:

Market Order: A market order is a request to sell shares promptly at the current market price. Market order sales are only available at www.computershare.com/investor or by calling the plan administrator directly at (800) 558-9663. Market order sale requests received at www.computershare.com/investor or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern time will be placed promptly on the next day the market is open. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at www.computershare.com/investor or call the plan administrator directly at (800) 558-9663. If your market order sale was not filled and you still want the shares sold, you will need to re-enter the sale request. The price shall be the market price of the sale obtained by the plan administrator's broker, less service and processing fees.

Batch Order: A batch order is an accumulation of all sale requests for a security submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the plan administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. All sales requests received in writing will be submitted as batch order sales. The plan administrator will cause your shares to be sold on the open market within five business days of receipt of your request. To maximize cost savings for batch order sales requests, the plan administrator may combine each selling participant's shares with those of other selling participants. In every case of a batch order sale, the price to each selling participant shall be the weighted average price obtained by the plan administrator's broker for each aggregate order placed by the plan administrator and executed by the broker, less service and processing fees.

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Day Limit Order: A day limit order is an order to sell securities when and if they reach a specific trading price on a specific day. The order is automatically cancelled if the price is not met by the end of that day (or, for orders placed after-market hours, the next day the market is open). Depending on the number of securities being sold and the current trading volume in the securities, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange, by the plan administrator at its sole discretion or, if the plan administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the plan administrator directly at (800) 558-9663.

Good-‘Til-Cancelled (“GTC”) Limit Order: A GTC limit order is an order to sell securities when and if the securities reach a specific trading price at any time while the order remains open (generally up to 30 days). Depending on the number of securities being sold and current trading volume in the securities, sales may be executed in multiple transactions and over more than one day. If an order trades for more than one day during which the market is open, a separate fee will be charged for each such day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange, by the plan administrator at its sole discretion or, if the plan administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the plan administrator directly at (800) 558-9663.

All per share fees include any brokerage commissions the plan administrator is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the per share fee. The plan administrator may, under certain circumstances, require a transaction request to be submitted in writing. Please contact the plan administrator to determine if there are any limitations applicable to your particular sale request.

Proceeds are normally paid by check, which are distributed within 24 hours after your sale transaction has settled. Processing fees and other expenses of the sale, including any service charge, and any transfer tax, if applicable, will be deducted from the sale proceeds. Please see Appendix A for charges and fees that apply.

If you elect to sell shares online at www.computershare.com/investor, you may utilize Computershare’s international currency exchange service to convert your sale proceeds to your local currency prior to being sent to you. Receiving your sales proceeds in a local currency and having your check drawn on a local bank avoids the time consuming and costly “collection” process required for cashing U.S. dollar checks. This service is subject to additional terms and conditions and fees, which you must agree to online.

The plan administrator reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares for the program are sold (except for prices specified for day limit orders or GTC limit orders), and no one, other than Computershare, will select the broker(s) or dealer(s) through or from whom sales are to be made.

If your participation option includes dividend reinvestment and you request that all of your shares be sold and your request is received after the record date but before the dividend payment date, the plan administrator, in its sole discretion, may either pay such dividend in cash or reinvest it in shares on your behalf. If such dividend is reinvested, the plan administrator may sell the shares purchased and remit the proceeds to you, less any processing fee, any service fee and any applicable taxes. However, until and unless the plan administrator sells these reinvested shares, any dividends payable on these shares will continue to be reinvested pursuant to the terms of the plan. Therefore, if you request that all of your shares be sold after the record date but before the dividend payment date, your account may continue to receive dividend reinvestments even after your sale request is processed.

The price of WEC Energy Group’s common stock may rise or fall during the period between requesting a sale and the actual sale. Instructions to the plan administrator to sell shares are binding and may not be revoked.

As noted above, if you are selling your plan shares of WEC Energy Group common stock, you should be aware that prices for WEC Energy Group stock may fall during the period between your request for sale, its receipt by the plan administrator, and the ultimate sale of your shares on the open market. This risk is borne solely by you and should be carefully evaluated.

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The plan is designed for the long-term investor and does not afford you the same flexibility as an account with a stockbroker in this respect. If you prefer, you may choose to sell your shares through a stockbroker of your choice, in which case you should contact your broker about transferring shares from your plan account to your brokerage account. You may be charged a fee by your broker.

15. Can I transfer shares that I hold in the plan to someone else?

Yes, you may transfer ownership of some or all of your shares held through Stock Plus. Please visit the Computershare Transfer Wizard at www.computershare.com/transferwizard. The Transfer Wizard will guide you through the transfer process, assist you in completing the transfer form, and identify other necessary documentation you may need to provide.

You may transfer shares to new or existing WEC Energy Group stockholders. However, a new Stock Plus account will not be opened for a transferee as a result of a transfer of less than one full share. If you open a new Stock Plus account for a transferee, you must include an enrollment form with the gift/transfer instructions.

16. I’ve just moved. How can I request a change of address or update other personal data?

It is important that our records contain your most up-to-date personal data. If you need to request a change of address or update other personal data, please write or call the plan administrator or visit the plan administrator’s web site. If you are an electric service or gas customer of one of WEC Energy Group’s subsidiaries, changing your billing address is not sufficient to change your stockholder account address.

17. How do I change or terminate my participation in the plan?

You may withdraw or sell a portion of your shares in the plan without terminating participation. To change your method of participation, or to terminate participation, you may use the stub on your account statement, write a letter to the plan administrator, call the plan administrator, or visit the plan administrator’s web site. You may request a stock certificate for the shares held in the plan or request that the shares be sold.

If your participation option includes dividend reinvestment and you request to terminate your participation in the plan and your request is received after the record date but before the dividend payment date, the plan administrator, in its sole discretion, may either pay such dividend in cash or reinvest it in shares on your behalf. If such dividend is reinvested, the plan administrator may sell the shares purchased and remit the proceeds to you, less any processing fee, any service fee and any applicable taxes. However, until and unless the plan administrator sells these reinvested shares, any dividends payable on these shares will continue to be reinvested pursuant to the terms of the plan. Therefore, if you request to terminate participation in the plan after the record date but before the dividend payment date, your account may continue to receive dividend reinvestments even after your withdrawal from the plan is processed.

18. Who is the plan administrator and how do I contact them?

The plan administrator is Computershare Trust Company, N.A. You may contact them as follows:

•	Visit www.computershare.com/investor, where you can view share balances, market value, tax documents and account statements, request electronic delivery of documents, review answers to frequently asked questions and perform many transactions.

•	Write to:

WEC Energy Group, Inc. c/o Computershare
P.O. Box 43006
Providence, RI 01940-3006

•	Call the plan administrator at (800) 558-9663. Service representatives are available from 8 a.m. to 8 p.m. Eastern time on business days. An automated voice-response system also provides information 24 hours a day, 7 days a week.

You may use the tear-off portion of your account statement and mail it to the plan administrator at the address above for sales, liquidations, share deposits and withdrawals.

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19. What reports will I receive?

You will receive easy-to-read statements of your account activity after each investment or other transaction. You should retain these statements in your records. In addition, you will receive the same communications sent to all other holders of WEC Energy Group common stock, such as annual reports and proxy statements. You will also receive any Internal Revenue Service forms that may be required for income tax purposes.

You can choose to receive your statements and other information electronically by signing up for electronic communications. This provides for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor Center at www.computershare.com/investor where step-by-step instructions will prompt you through enrollment.

20. What if WEC Energy Group issues a stock dividend or declares a stock split?

Your plan account will be credited with the appropriate number of shares of WEC Energy Group common stock on the payment date. If you prefer to receive a stock certificate, you may do so by notifying the plan administrator after the payment date.

A stock dividend payable in other than WEC Energy Group common stock will be paid to you and not credited to your plan account.

21. How do I vote my Stock Plus shares at stockholders’ meetings?

Shares of WEC Energy Group common stock held for you by the plan administrator will be voted as you direct. If you hold shares in Stock Plus on the record date for any WEC Energy Group annual or special meeting of stockholders, you will receive proxy materials, including a proxy card which you may use to vote all shares held in your Stock Plus account and any shares for which you hold a stock certificate.

You may vote your shares by mail, telephone or on the Internet as directed in the proxy statement or on the proxy card. If you do not return your proxy card, or vote by telephone or Internet, none of your shares will be voted.

22. Can the plan be changed or discontinued?

WEC Energy Group may amend, modify, suspend or terminate the plan at any time, including the period between a record date and a dividend payment date. As appropriate, participants will receive notice of any material amendment or modification, or of any suspension or termination.

Upon termination of the plan, you will be mailed any optional cash investments received and not invested, whole shares will continue to be credited in book entry to your plan account, and you will be mailed a check for any fractional share. However, if WEC Energy Group terminates the plan to establish a new plan, you will automatically be enrolled in the successor plan, and shares of WEC Energy Group stock credited to your plan account will automatically be transferred to the successor plan.

The plan administrator may terminate your Stock Plus account if you do not maintain at least one whole share in your account. In the event your Stock Plus account is terminated for this reason, a check for the cash value of the fractional share will be sent to you and your account will be closed.

23. Who interprets the plan?

WEC Energy Group will determine any question of interpretation arising under the plan, and our determination will be final. WEC Energy Group and/or the plan administrator may adopt rules or practices to facilitate the administration of the plan.

24. What law governs the plan?

The terms and conditions of the plan and its operations will be governed by the laws of the State of Wisconsin.

25. What are the responsibilities of WEC Energy Group and the plan administrator under Stock Plus?

Neither WEC Energy Group nor the plan administrator will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim or liability:

•	with respect to the prices at which shares of WEC Energy Group stock are purchased or sold for your plan account and the times when such purchases or sales are made;

•	for any fluctuation in the market value after purchases or sales of shares of WEC Energy Group stock; or

•	for continuation of your plan participation until the plan administrator receives written notice of your death accompanied by your estate’s request to discontinue participation.

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In no event shall WEC Energy Group, the plan administrator or their agents have any liability as to any inability to purchase shares or as to the timing of any purchase. WEC Energy Group and the plan administrator provide no advice and make no recommendation with respect to your purchases and sales of WEC Energy Group stock. Your decision to purchase or sell WEC Energy Group stock must be made by you based upon your own research and judgment.

You should recognize that neither WEC Energy Group nor the plan administrator can assure you of a profit or protect you against a loss on shares purchased through the plan.

FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE PLAN

The following is a summary of the principal U.S. federal income tax consequences if you are a U.S. resident participating in the plan:

•	Your dividends reinvested under the plan are treated for U.S. federal income tax purposes as taxable income received by you on the dividend payment date even though the dividends are used to purchase additional shares. You will receive an annual statement (Form 1099-DIV) from the plan administrator reflecting your reinvested dividend income.

•	Your holding period for shares acquired pursuant to the plan will begin on the day after shares are allocated to your account.

•	The tax basis of shares purchased through the plan, whether on the open market or directly from WEC Energy Group, will be the amount you paid for the shares through the reinvestment of dividends or by optional cash investments. You should retain your account statements in your records so that you are able to determine the tax basis for shares purchased under the plan.

•	Upon a sale of either a portion or all of your shares purchased through the plan, you will realize a gain or loss based on the difference between the net sale proceeds you receive and your tax basis in the shares sold, including any fractional share.

The plan administrator will provide you with Internal Revenue Service Form W-9 for you to provide your taxpayer identification number (“TIN”) to the plan administrator so that your stock sales proceeds and dividends reinvested for you will not be subject to back-up withholding tax of 24%. If you fail to provide a TIN, the plan administrator must withhold tax from the amount of any dividends paid on your shares of WEC Energy Group stock and from any proceeds arising from the sale of your WEC Energy Group stock held in your plan account.

Plan participants who are non-resident aliens or non-U.S. corporations, partnerships or other entities (each a “Foreign Plan Participant”) will be subject to U.S. federal income tax withholding at a 30% rate under Chapter 3 of the Internal Revenue Code of 1986, as amended (the “Code”), on the gross amount of certain payments of U.S. source income including dividends, unless the beneficial owner of the payment demonstrates that it is entitled to a reduced rate of, or exemption from, withholding tax under an income tax treaty by providing the relevant Form W-8. Accounts owned by certain foreign entities that fail to comply with various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) under Chapter 4 of the Code, frequently referred to as "FATCA," may be subject to 30% withholding on all applicable U.S. sourced income, including dividends, which is applied in lieu of Chapter 3 withholding. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Foreign Plan Participants should consult their tax advisors or counsel as to which tax certification form they are required to provide and for more specific information regarding U.S. federal income tax withholding requirements under Chapters 3 and 4 (FATCA) of the Code.

If you do not reside in the United States, income tax consequences may vary from jurisdiction to jurisdiction. If you are a Foreign Plan Participant whose dividends are subject to U.S. income tax withholding, the appropriate amount will be withheld. Any balance of your earned dividend after applicable tax withholding will be used to purchase additional shares.

Under current U.S. federal income tax law the maximum rate of U.S. federal income tax imposed on most dividends received by individuals (known as “Qualified Dividends”) is 20%, 15% or 0% depending on the individual’s tax bracket (the “Reduced Rate”). In order to be eligible for the Reduced Rate, an individual shareholder must own WEC Energy Group common stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date. A special loss rule applies if you receive an “extraordinary dividend” with respect to WEC Energy Group common stock which is entitled to the Reduced Rate. If you receive, with respect to any share of WEC Energy Group stock, Qualified Dividend income from one or more dividends which are extraordinary dividends (a dividend which equals or exceeds 10% of your tax basis in that share of stock), any loss on the subsequent sale or exchange of that share will, to the extent of such dividends, be treated as long-term capital loss. Further, dividends entitled to the Reduced Rate are not treated as “investment income” under section 163(d) of the Internal Revenue Code, which allows a non-corporate taxpayer to deduct investment interest expense to the extent of his or her investment income. Dividends on WEC Energy Group shares, however, will be treated as investment income if you elect not to report the income as a Qualified Dividend. The top individual tax rate on adjusted net capital gains associated with sales and exchanges of capital assets is 20% (0% for individuals in the lower tax brackets). You should consult your tax advisor regarding the specific tax consequences to you from the receipt of dividends or sales proceeds with respect to your stock in the plan.

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The above is a summary based upon current U.S. federal income tax law and regulations, which are subject to change from time to time, possibly with retroactive effect, and does not reflect every possible situation that could result from your participation in the plan. The above rules may not apply to certain participants in the plan, such as tax-exempt entities and foreign stockholders. You are urged to consult your own tax advisor to determine the particular federal, state and local tax consequences which may result from your participation in the plan and the subsequent disposition of shares of WEC Energy Group common stock purchased within the plan. This summary is not binding on the Internal Revenue Service and no ruling has been or will be sought from the IRS regarding the tax consequences of participation in the plan.

IMPORTANT CONSIDERATIONS

The purpose of the plan is to provide a useful service for WEC Energy Group stockholders. We are not recommending that you buy or sell WEC Energy Group stock. You should use the plan only after you have independently researched your investment decision.

The value of WEC Energy Group stock may go up or down from time to time. Plan accounts are not insured by the Securities Investor Protection Corporation, the Federal Deposit Insurance Corporation or anyone else.

The plan does not have any effect on the dividend policy of WEC Energy Group, which is subject to the discretion of WEC Energy Group’s board of directors. There can be no assurance as to the declaration of future dividends, or the rate at which dividends may be paid, since they necessarily depend upon WEC Energy Group’s future earnings, financial requirements and other factors.

USE OF PROCEEDS

We do not receive any proceeds from shares acquired by the administrator in the open market. If the plan administrator begins purchasing shares for the plan directly from WEC Energy Group, we expect to use the net proceeds we receive from these purchases for general corporate purposes.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, as well as registration and proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov and through our own web site at www.wecenergygroup.com. Other information on, or accessible from, our web site is not a part of, and is not incorporated by reference in, this prospectus.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means we can disclose important information to you by referring you to documents. The information we have incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. At the date of this prospectus, we incorporate by reference the documents listed below that we have filed with the SEC and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of this offering or until we sell all of the securities covered by this prospectus.

•	Our Annual Report on Form 10-K for the year ended December 31, 2022;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023;

•	Our Current Reports on Form 8-K filed on January 6, 2023, January 11, 2023, January 20, 2023, April 6, 2023, May 9, 2023, and September 12, 2023; and

•	the description of our common stock contained in Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 2019, and all amendments and reports filed for the purpose of updating that description.

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No information furnished under Items 2.02 or 7.01 of any current report on Form 8-K will be incorporated by reference in this prospectus unless specifically stated otherwise. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these documents at no cost by writing or telephoning:

WEC Energy Group, Inc.

Stockholder Services

231 West Michigan Street

P.O. Box 1331

Milwaukee, Wisconsin 53201-1331

Telephone: (800) 881-5882

LEGAL MATTERS

Joshua M. Erickson, Vice President and Deputy General Counsel, WEC Business Services LLC, has passed upon the legality of the shares of WEC Energy Group common stock that may be issued under the plan. Mr. Erickson is a full-time employee of WEC Energy Group and beneficially owns, and has options to acquire, shares of WEC Energy Group common stock.

EXPERTS

The consolidated financial statements, and the related financial statement schedules of WEC Energy Group, Inc., as of December 31, 2022 and 2021, and for each of the three years in the period ended December 31, 2022, incorporated by reference in this Prospectus by reference to WEC Energy Group, Inc.’s annual report on Form 10-K for the year ended December 31, 2022, and the effectiveness of WEC Energy Group, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such consolidated financial statements, and financial statement schedules are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

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APPENDIX A FEE SCHEDULE

Minimum and Maximum Investment Amounts	Amount
Initial enrollment in plan—new investors	$250
Additional investments—optional payments	$25 per investment
Additional investments—automatic monthly investments	$25 per month
Maximum investments	$10,000 per transaction $100,000 per calendar year
Number of automatic monthly investments in lieu of minimum initial enrollment amount	Not applicable
	Service
Participant Fees	Charge	Processing Fee
One-time account setup fee	$0
Reinvestment of dividends	5% of the amount reinvested, up to a maximum of $5.00
Optional cash investments by check or one-time bank debit	$5	$.05 per share[1]
Automatic monthly investments (electronic debits)	$2.50	$.05 per share[1]
Issuance of stock certificates	$15 per certificate
Safekeeping of stock certificates	$0
Batch order sale of plan shares	$25	$0.12 per share[1]
Market order sale of plan shares	$25	$0.12 per share[1]
Limit order sale of plan shares	$25	$0.12 per share[1]
Good til-cancelled sale of plan shares	$25	$0.12 per share[1]
Returned funds (insufficient funds or closed bank accounts)	$35
Replacement statements (more than 2 years old)	$20

1 All per share processing fees include any brokerage commissions that the plan administrator is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the per share fee.

An additional fee of $15.00 will be charged if the assistance of a Customer Service Representative is required when selling shares or issuing stock certificates.

The company reserves the right to change minimum or maximum investment amounts or to add or modify fees upon proper notice to plan participants.

A-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the offering of the securities being registered.

SEC registration fee	$8,900	*
Legal fees and expenses	17,500	*
Accountant’s fees and expenses	25,000	*
Printing and preparation of registration statement, etc.	5,000	*
Miscellaneous	2,000	*

Total	$58,400	*

*Estimated

Item 15.	Indemnification of Directors and Officers.

WEC Energy Group, Inc. (“WEC”) is incorporated under the Wisconsin Business Corporation Law (the “WBCL”).

Under Section 180.0851(1) of the WBCL, WEC is required to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if such person was a party because he or she was a director or officer of WEC. In all other cases, WEC is required by Section 180.0851(2) to indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was a director or officer of WEC, unless it is determined that he or she breached or failed to perform a duty owed to WEC and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with WEC or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct.

Section 180.0858(1) of the WBCL provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under WEC’s Restated Articles of Incorporation or Bylaws, any written agreement or a resolution of the Board of Directors or shareholders.

Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the WBCL, for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

Section 180.0828 of the WBCL provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification under Section 180.0851(2) referred to above.

Under Section 180.0833 of the WBCL, directors of WEC against whom claims are asserted with respect to the declaration of improper dividends or distributions to shareholders or certain other improper acts which they approved are entitled to contribution from other directors who approved such actions and from shareholders who knowingly accepted an improper dividend or distribution, as provided therein.

II-1

Articles V and VI of WEC’s Bylaws provide that WEC will indemnify to the fullest extent permitted by law any person who is or was a party or threatened to be made a party to any legal proceeding by reason of the fact that such person is or was a director or officer of WEC, or is or was serving at the request of WEC as a director or officer of another enterprise, against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such legal proceeding. WEC’s Restated Articles of Incorporation and Bylaws do not limit the indemnification to which directors and officers are entitled under the WBCL.

Officers and directors of WEC are covered by insurance policies purchased by WEC under which they are insured (subject to exceptions and limitations specified in the policies) against expenses and liabilities arising out of actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

Item 16.	Exhibits.

Exhibit

4.1	Restated Articles of Incorporation of WEC Energy Group, Inc., as amended effective May 21, 2012. (Incorporated by reference to Exhibit 3.1 to Wisconsin Energy Corporation's 06/30/12 Form 10-Q.)

4.2	Articles of Amendment to the Restated Articles of Incorporation of WEC Energy Group, Inc., as amended. (Incorporated by reference to Exhibit 3.1 to WEC Energy Group's 06/29/15 Form 8-K.)

4.3	Bylaws of WEC Energy Group, Inc., as amended to January 19, 2023. (Incorporated by reference to Exhibit 3.1 to WEC Energy Group's 01/20/23 Form 8-K.)

5.1	Opinion of Joshua M. Erickson as to the legality of the securities being registered (to the extent such securities may be original issuance or treasury shares as opposed to market purchase shares).

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for WEC Energy Group, Inc.

23.2	Consent of Joshua M. Erickson (contained in Exhibit 5.1).

24.1	Power of Attorney.

107	Filing Fee Table.

Item 17.	Undertakings.

(a)            The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement.

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(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)             Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)            Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)             Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

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(ii)            Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on October 18, 2023.

WEC ENERGY GROUP, INC.

By:	/s/ Scott J. Lauber
Scott J. Lauber
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature

/s/ Scott J. Lauber
Scott J. Lauber, President and Chief Executive Officer, and Director (Principal Executive Officer)

*
Xia Liu, Executive Vice President and Chief Financial Officer (Principal Financial Officer)

*
William J. Guc, Vice President and Controller (Principal Accounting Officer)

*
Gale E. Klappa, Executive Chairman and Director

*
Ave M. Bie, Director

*
Curt S. Culver, Director

*
Danny L. Cunningham, Director

*
William M. Farrow, III, Director

*
Cristina A. Garcia-Thomas, Director

*
Maria C. Green, Director

*
Thomas K. Lane, Director

*
Ulice Payne, Jr., Director

*
Mary Ellen Stanek, Director

*
Glen E. Tellock, Director

*	By:	/s/ Anthony Reese
Anthony Reese
Attorney-in-Fact
Date: October 18, 2023